Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated May 14, 2025, is entered into by and between PMGC Capital LLC, a Nevada limited liability company, and PMGC Holdings, Inc., a Nevada corporation (collectively referred to herein as (the “Filers”). Each of the Filers may be required to file with the U.S. Securities and Exchange Commission a statement on Schedule 13D with respect to shares of common stock, $0.001 par value per share, of Alaunos Therapeutics, Inc. beneficially owned by them from time to time. Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule. This Joint Filing Agreement may be terminated by any of the Filers upon one week’s prior written notice or such lesser period of notice as the Filers may mutually agree.

May 14, 2025

PMGC CAPITAL LLC

/s/ Graydon Bensler
	Name:	Graydon Bensler
	Title:	Manager

PMGC Holdings Inc.

/s/ Graydon Bensler
Name:	Graydon Bensler
Title:	Chief Executive Officer